EXHIBIT 99.1

Editorial Contact:	Investor Relations Contact:
Gwen Carlson	Bruce Thomas
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698
CONEXANT EXCEEDS EXPECTATIONS AND DELIVERS DOUBLE-DIGIT CORE
      OPERATING PROFITABILITY TWO QUARTERS AHEAD OF SCHEDULE
Company Achieves Core Operating Margins of 10 Percent and Expands Core Gross Margins by 170 Basis Points
     NEWPORT BEACH, Calif., July 27, 2006 – Conexant Systems, Inc. (NASDAQ: CNXT), today reported financial results for the third quarter of fiscal 2006, which ended June 30, 2006. The results exceeded the company’s prior expectations for improvements in both core gross margins and core operating margins. Conexant’s highest-priority goal, established 18 months ago, had been to return to double-digit core operating margins by the end of this calendar year. By delivering core operating margins of 10.1 percent in the third fiscal quarter, the company achieved its goal two quarters ahead of schedule.
     Conexant presents financial results based on generally accepted accounting principles (GAAP) as well as selected non-GAAP financial measures intended to reflect its core results of operations. The company believes these core financial measures provide investors with additional insight into its underlying operating results. Core financial measures exclude non-cash and other non-core items as fully described in the GAAP to non-GAAP reconciliation in the accompanying financial data.
     Third quarter fiscal 2006 revenues of $251.6 million increased 3.7 percent from second quarter fiscal 2006 revenues of $242.6 million, in line with prior expectations of a 3 to 5 percent sequential increase and up 27.4 percent from $197.5 million in the third quarter of fiscal 2005. Core gross margins in the third quarter of fiscal 2006 increased to 45.2 percent of revenues, up 170 basis points from 43.5 percent in the immediate-prior quarter and above prior expectations of approximately 44 percent.
     Core operating expenses increased in the third quarter of fiscal 2006 to $88.4 million from $86.1 million in the prior quarter, primarily due to increased investments in new product

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development and in line with expectations at the beginning of the quarter. Core operating expenses in the year-ago quarter were $86.2 million.
     Core operating income in the third quarter of fiscal 2006 was $25.5 million, a sequential increase of 31.7 percent from second quarter fiscal 2006 core operating income of $19.3 million and above prior expectations for a sequential improvement of approximately 15 percent. The core operating loss in the third quarter of fiscal 2005 was $11.2 million. Core net income for the third quarter of fiscal 2006 increased 42 percent sequentially to $18.6 million, or $0.04 per diluted share, compared to $13.1 million, or $0.03 per diluted share in the second quarter of fiscal 2006. In the year-ago quarter, the core net loss was $17.6 million, or $0.04 per diluted share.
     On a GAAP basis, gross margins for the third quarter of fiscal 2006 increased to 52.3 percent of revenues, from 43.8 percent in the prior quarter. Third fiscal quarter gross margins included a gain of $17.5 million related to the termination of a wafer supply and services agreement with Jazz Semiconductor, Inc. GAAP operating expenses decreased to $137.3 million in the third quarter of fiscal 2006 from $147.8 million in the prior quarter. As previously announced, the company settled its GlobespanVirata-derived litigation with Texas Instruments for $70.0 million. The company recorded $30.0 million of the total in the third quarter of fiscal 2006 and $40.0 million in the second quarter of fiscal 2006. The GAAP operating loss was $5.7 million in the third quarter of fiscal 2006 compared to a loss of $41.6 million in the previous quarter. The GAAP net loss for the third quarter of fiscal 2006 was $67.1 million, or $0.14 per diluted share, compared to a GAAP net loss of $10.1 million, or $0.02 per diluted share, in the second quarter of fiscal 2006. The company’s third fiscal quarter 2006 GAAP results also included a $35.1 million decrease in the value of warrants in Mindspeed Technologies, Inc. and an $18.5 million impairment of the value of its investment in Skyworks Solutions, Inc. For the year-ago quarter, GAAP gross margins were 38.0 percent, GAAP operating expenses were $113.7 million, GAAP operating loss was $38.7 million, and GAAP net loss was $32.2 million, or $0.07 per diluted share.
     “In our third fiscal quarter, we once again exceeded our overall performance expectations,” said Dwight W. Decker, Conexant chairman and chief executive officer. “Most importantly, we delivered on our highest-priority goal, established 18 months ago, which was to return to double-digit core operating margins before the end of calendar 2006.

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The entire Conexant team deserves credit for achieving this final recovery-phase goal two full quarters ahead of our previously committed schedule.
     “In achieving double-digit core operating profitability, we delivered core operating income of $25.5 million, a sequential increase of nearly 32 percent and double the 15 percent we expected entering the quarter,” Decker said. “This above-plan performance was largely driven by a 170-basis-point improvement in core gross margins, which was more than twice what we anticipated at the beginning of the quarter and primarily attributable to our continuing success in reducing product costs and firmer-than-expected pricing.
     “We entered the third fiscal quarter with $595 million in cash, cash equivalents, and investments,” Decker said. “During the quarter, we redeemed $197 million of convertible notes that had reached maturity, and we paid $70 million to settle our litigation with Texas Instruments. These reductions to our cash and equivalents were partially offset by $49 million in net proceeds from the exercise of a ‘green shoe’ option related to our $200 million convertible debt offering that we completed in the second fiscal quarter.
     “We exited the third fiscal quarter with $366 million in cash, cash equivalents, and investments,” Decker continued. “Conexant has $456.5 million of convertible debt coming due in February 2007, and we expect that an additional financing will be required before the end of the calendar year. We anticipate that the size of this financing will range between $100 million and $200 million, and we are focusing on a transaction that will not be dilutive to shareholders.”
Fourth Fiscal Quarter 2006 Outlook
     “The overall semiconductor market has clearly weakened over the past couple of months, and our outlook for the current quarter is not as strong as we expected it would be a quarter ago,” Decker said.
     “We expect the broadly reported weakness in the PC market to drive a sequential decline in revenues from our PC modem and PC video products ranging between $4 million and $6 million. In Wireless Networking, revenues from legacy wireless products nearing their end of life are declining faster than the growth of our newer embedded wireless LAN solutions. We expect the impact of this transition to drive a $3 million to $5 million sequential decline in revenues. In Broadband Access, although we have less order visibility

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than in prior quarters, we do not believe there is a slow-down in our DSL markets and we expect this business to be approximately flat on a sequential basis. In Broadband Media Processing, we continue to see strong customer demand across our set-top box portfolio, and we anticipate that these products will deliver yet another quarter of double-digit revenue growth.
     “In total, we anticipate that Conexant’s fourth fiscal quarter revenues will be in a range from up 1 percent to down 3 percent sequentially,” Decker said. “For gross margins, we expect to continue our improvement trend with an increase in core gross margins of about 50 basis points. We also plan to continue to modestly grow our investments in new Broadband Media Processing and DSL products, which will increase core operating expenses slightly. We anticipate that core operating income will be in a range between flat to down $4 million sequentially. As a result, we expect our core net income to be $0.03 to $0.04 per share, based on approximately 505 million diluted shares outstanding.”
Note to Editors, Analysts and Investors
     Conexant’s conference call will take place on Thursday, July 27, 2006, at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To listen to the conference call via telephone, dial 866-650-4882 (in the US and Canada) or 706-679-7338 (from other international locations); security code: Conexant. To listen via the Internet, visit the Investor Relations section of Conexant’s Web site at www.conexant.com/ir. Playback of the conference call will be available shortly after the call concludes and will be accessible on Conexant’s Web site at www.conexant.com/ir or by calling 800-642-1687 (in the US and Canada) or 706-645-9291 (from other international locations); pass code: 2904070.
About Conexant
     Conexant’s innovative semiconductor solutions are driving broadband communications and digital home networks worldwide. The company has leveraged its expertise and leadership position in modem technologies to enable more Internet connections than all of its competitors combined, and continues to develop highly integrated silicon solutions for broadband data and media processing networks.
     Key products include client-side xDSL and cable modem solutions, home network processors, broadcast video encoders and decoders, digital set-top box components and systems solutions, and dial-up modems. Conexant’s suite of networking components includes a leadership portfolio of IEEE 802.11-compliant WLAN chipsets, software and reference designs, as well as solutions for applications based on HomePlug® and HomePNA™ . The company also offers a complete line of asymmetric and symmetric DSL central office solutions, which are used by service providers worldwide to deliver broadband data, voice, and video over copper telephone lines.
     Conexant is a fabless semiconductor company with an annual revenue run-rate in excess of $1 billion. The company has approximately 2,800 employees worldwide, and is headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com.
Safe Harbor
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,”

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“estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.
     These risks and uncertainties include, but are not limited to: the uncertainties of litigation, including claims of infringement of third-party intellectual property rights or demands that we license third-party technology and the demands it may place on the time and attention of our management and the expense it may place on the company; the risk that capital needed for our business and to repay our convertible notes will not be available when needed; the risk that the value of our common stock may be adversely affected by market volatility; general economic and political conditions and conditions in the markets we address; the substantial losses we have incurred; the cyclical nature of the semiconductor industry and the markets addressed by our products and our customers’ products; continuing volatility in the technology sector and the semiconductor industry; demand for and market acceptance of our new and existing products; our successful development of new products; the timing of our new product introductions and our product quality; our ability to anticipate trends and develop products for which there will be market demand; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in our product mix; product obsolescence; the ability of our customers to manage inventory; our ability to develop and implement new technologies and to obtain protection for the related intellectual property; and possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
     The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.

CONEXANT SYSTEMS, INC.
GAAP Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2006	2006	2005	2006	2005
Net revenues	$251,635	$242,583	$197,464	$724,924	$507,823
Cost of goods sold (Note 1)	137,598	136,373	122,430	408,924	365,661
Gain on cancellation of supply agreement (Note 2)	(17,500)	—	—	(17,500)	—

Gross margin	131,537	106,210	75,034	333,500	142,162

Operating expenses:
Research and development	70,096	64,831	66,282	199,286	209,362
Selling, general and administrative	27,037	36,320	31,081	101,958	89,449
Amortization of intangible assets	7,520	7,758	7,969	23,185	24,402
Special charges (Note 3)	32,610	38,854	8,409	72,379	41,262

Total operating expenses	137,263	147,763	113,741	396,808	364,475

Operating loss	(5,726)	(41,553)	(38,707)	(63,308)	(222,313)

Interest expense	10,426	10,052	8,396	29,280	25,290
Other expense (income), net	49,907	(42,208)	(15,610)	6,423	(23,367)

Loss before income taxes	(66,059)	(9,397)	(31,493)	(99,011)	(224,236)

Provision for income taxes	1,031	735	673	2,482	1,835

Net loss	$(67,090)	$(10,132)	$(32,166)	$(101,493)	$(226,071)

Basic and diluted net loss per share	$(0.14)	$(0.02)	$(0.07)	$(0.21)	$(0.48)

Shares used in basic and diluted per-share computations	481,626	477,480	471,247	477,716	469,935

Note 1-	Includes $45.0 million of charges for internal inventory during the nine months ended June 30, 2005.

Note 2-	During the three months ended June 30, 2006, Conexant and Jazz Semiconductor, Inc. terminated a wafer supply and services agreement. In lieu of credits towards future purchases of product from Jazz, we received an additional investment in Jazz and recorded a gain of $17.5 million during the three and nine months ended June 30, 2006.

Note 3-	Includes charges of $30.0 million, $40.0 million, and $70.0 million related to the litigation with Texas Instruments, Inc. during the three months ended June 30, 2006, the three months ended March 31, 2006, and the nine months ended June 30, 2006, respectively.

CONEXANT SYSTEMS, INC.
Reconciliation of GAAP Financial Measures to Non-GAAP Core Financial Measures
(unaudited, in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2006	2006	2005	2006	2005
GAAP gross margin	$131,537	$106,210	$75,034	$333,500	$142,162
Stock-based compensation (a)	31	131	—	460	—
Gain on cancellation of supply agreement (b)	(17,500)	—	—	(17,500)	—
Other (k)	(245)	(883)	—	(1,128)	—

Non-GAAP Core gross margin	$113,823	$105,458	$75,034	$315,332	$142,162

GAAP operating expenses	$137,263	$147,763	$113,741	$396,808	$364,475
Stock-based compensation (a)	(10,145)	(12,621)	(3,019)	(36,784)	(9,027)
Transitional salaries and benefits (c)	(792)	(685)	(4,818)	(1,694)	(13,753)
IP litigation support credits (costs) (d)	1,897	(7,233)	(3,293)	(10,993)	(7,638)
Amortization of intangible assets (e)	(7,520)	(7,758)	(7,969)	(23,185)	(24,402)
Special charges (f)	(32,610)	(38,854)	(8,409)	(72,379)	(41,262)
Other (k)	277	5,515	—	5,792	—

Non-GAAP Core operating expenses	$88,370	$86,127	$86,233	$257,565	$268,393

GAAP operating loss	$(5,726)	$(41,553)	$(38,707)	$(63,308)	$(222,313)
Cost of goods sold adjustments (a-b, k)	(17,714)	(752)	—	(18,168)	—
Operating expense adjustments (a, c-f, k)	48,893	61,636	27,508	139,243	96,082

Non-GAAP Core operating income (loss)	$25,453	$19,331	$(11,199)	$57,767	$(126,231)

GAAP net loss	$(67,090)	$(10,132)	$(32,166)	$(101,493)	$(226,071)
Cost of goods sold adjustments (a-b, k)	(17,714)	(752)	—	(18,168)	—
Operating expense adjustments (a, c-f, k)	48,893	61,636	27,508	139,243	96,082
Losses of equity method investments (g)	648	584	2,127	3,303	8,587
Unrealized (gains) losses on Mindspeed warrant (h)	35,131	(35,642)	16,085	3,800	14,804
Gains on sales of equity securities (i)	—	(577)	(31,198)	(4,414)	(42,310)
Impairment of equity securities (j)	18,456	—	—	18,456	—
Other (k)	285	(2,010)	—	(1,725)	(600)

Non-GAAP Core net income (loss)	$18,609	$13,107	$(17,644)	$39,002	$(149,508)

Basic net income (loss) per share:
GAAP	$(0.14)	$(0.02)	$(0.07)	$(0.21)	$(0.48)

Non-GAAP Core	$0.04	$0.03	$(0.04)	$0.08	$(0.32)

Diluted net income (loss) per share:
GAAP	$(0.14)	$(0.02)	$(0.07)	$(0.21)	$(0.48)

Non-GAAP Core (l)	$0.04	$0.03	$(0.04)	$0.08	$(0.32)

See “GAAP to Non-GAAP Core Adjustments” below

GAAP to Non-GAAP Core Adjustments:
(a)	Stock-based compensation expense for the three months ended June 30, 2006 and March 31, 2006 and the nine months ended June 30, 2006 is based on the fair value of all stock options and employee stock purchase plan shares in accordance with SFAS No. 123(R), which we adopted on October 1, 2005. Stock-based compensation expense for the three and nine months ended June 30, 2005 is based on the intrinsic value of acquired or exchanged unvested stock options in business combinations, which is in accordance with previous accounting standards.
(b)	Gain resulting from the cancellation of a wafer supply and services agreement with Jazz Semiconductor, Inc.
(c)	Transitional salaries and benefits represent amounts earned by employees who have been notified of their termination as part of our restructuring activities, from the date of their notification. Included in the amounts for the three months ended June 30, 2006, March 31, 2006, and June 30, 2005 and the nine months ended June 30, 2006 and June 30, 2005 are $45, $43, $571, $97, and $1,499, respectively, of facilities related costs.
(d)	IP litigation support costs comprise legal fees related to our litigation with Texas Instruments, Inc., which was settled in May 2006. During the three months ended June 30, 2006, we recorded a net credit of $1.9 million based on the finalization of legal costs associated with the TI litigation.

(e)	Amortization of intangible assets resulting from our previous business combinations.
(f)	Restructuring charges, asset impairments, integration costs and other special items, including charges of $30.0 million, $40.0 million, and $70.0 million related to our litigation with Texas Instruments, Inc. during the three months ended June 30, 2006 and March 31, 2006 and the nine months ended June 30, 2006, respectively. The litigation with Texas Instruments, Inc. was settled in May 2006.

(g)	Losses resulting from our equity method investments.
(h)	Unrealized gains and losses associated with fair value changes in our ownership of the Mindspeed warrant accounted for as a derivative instrument.

(i)	Gains on sales of equity securities.
(j)	Represents a write-down of our investment in Skyworks Solutions, Inc. to fair value as of June 30, 2006.
(k)	Other gains and losses which are not part of our core, on-going operations. For the three months ended March 31, 2006 and the nine months ended June 30, 2006, these adjustments primarily relate to a property tax settlement.
(l)	In periods of non-GAAP core net income, the dilutive effect of stock options and warrants under the treasury stock method and the dilutive effect of shares issuable upon conversion of convertible subordinated notes under the if-converted method are added to basic weighted average shares to compute diluted weighted average shares. For the three months ended June 30, 2006, the three months ended March 31, 2006, and the nine months ended June 30, 2006, 21.0 million, 15.6 million and 13.6 million shares, respectively, have been added to basic weighted average shares to arrive at diluted weighted average shares for purposes of computing non-GAAP core diluted net income per share.
Non-GAAP Financial Measures:
We have presented non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP basic and diluted net income (loss) per share, on a basis consistent with its historical presentation to assist investors in understanding our core results of operations on an on-going basis. These non-GAAP financial measures also enhance comparisons of our core results of operations with historical periods. We are providing these non-GAAP financial measures to investors to enable them to perform additional financial analysis and because it is consistent with the financial models and estimates published by analysts who follow the Company. Management believes that these are important measures in the evaluation of our results of operations. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by us may be different than non-GAAP financial measures presented by other companies.
GAAP Guidance:
We do not present GAAP guidance due to our inability to project (i) future market prices of the common stock of a third party underlying a derivative financial instrument, (ii) realized gains or losses from the sale of equity securities in third parties, and (iii) the financial results of investments accounted for using the equity method of accounting.

CONEXANT SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30,	March 31,	September 30,
	2006	2006	2005
ASSETS
Current assets:
Cash and cash equivalents (Note 4)	$225,461	$454,795	$202,704
Marketable securities (Note 4)	140,360	140,347	139,306
Restricted cash	8,800	8,800	—
Receivables	145,412	103,085	87,240
Inventories	83,476	87,302	95,329
Other current assets	19,665	32,762	14,701

Total current assets	623,174	827,091	539,280

Property, plant and equipment	60,949	55,519	50,700
Goodwill	711,645	714,786	717,013
Intangible assets	83,527	91,046	106,709
Mindspeed warrant	29,337	64,468	33,137
Marketable securities-long term (Note 4)	—	—	38,485
Other assets	121,051	102,007	96,200

Total assets	$1,629,683	$1,854,917	$1,581,524

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$456,500	$653,325	$196,825
Short-term debt	80,000	80,000	—
Accounts payable	135,969	134,335	108,957
Accrued compensation and benefits	34,181	27,465	27,505
Other current liabilities	65,461	106,135	63,197

Total current liabilities	772,111	1,001,260	396,484

Long-term debt	250,000	200,000	515,000
Other liabilities	89,112	89,490	100,947

Total liabilities	1,111,223	1,290,750	1,012,431

Shareholders’ equity	518,460	564,167	569,093

Total liabilities and shareholders’ equity	$1,629,683	$1,854,917	$1,581,524

Note 4- Cash, Cash Equivalents and Marketable Securities

	June 30,	March 31,	September 30,
	2006	2006	2005
Cash and cash equivalents	$225,461	$454,795	$202,704
Short-term marketable debt securities (U.S. government agency and corporate debt securities)	106,292	98,427	95,902
Long-term marketable debt securities (U.S. government agency and corporate debt securities)	—	—	38,485

Subtotal	331,753	553,222	337,091

Marketable equity securities- Skyworks Solutions, Inc. (6.2 million shares)	34,068	41,920	43,404

Total cash, cash equivalents and marketable securities	$365,821	$595,142	$380,495

CONEXANT SYSTEMS, INC.
Selected Other Data
(unaudited, in thousands)

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2006	2006	2005	2006	2005
Revenues By Region:
Americas	$32,346	$23,849	$24,490	$75,405	$64,196
Asia-Pacific	196,627	203,232	160,989	596,723	399,046
Europe, Middle East and Africa	22,662	15,502	11,985	52,796	44,581

	$251,635	$242,583	$197,464	$724,924	$507,823

Cash Flow Data:
Depreciation of PP&E	$5,063	$4,671	$4,524	$14,167	$14,054
Capital expenditures	$10,361	$7,359	$4,064	$23,500	$16,426